Exhibit 99.1
Royal Bank America Media Alert
For additional information:
Marc Sanders, Director of Marketing
610-668-4700 x269 — marcsanders@royalbankamerica.com
ROYAL BANK AMERICA PARENT CO. ANNOUNCES STOCK REPURCHASE PLAN
NARBERTH, PA — May 16, 2007 —Chairman Robert R. Tabas announced that the Board of Directors of Royal Bancshares of Pennsylvania, Inc. (“Royal”) (NASDAQ: RBPAA) has authorized the repurchase, from time to time, of up to 5% of the outstanding common shares of the company in the open market or in negotiated transactions, depending upon market conditions and in line with prudent capital management and other factors over a twelve-month period.
Tabas noted, “We believe the current valuation of Royal shares represent an attractive investment and as such feel this plan is both an effective use of our company’s capital and a tangible representation of our commitment to enhancing shareholder value.”
About Royal Bancshares of Pennsylvania, Inc.
Royal Bancshares of Pennsylvania, Inc., headquartered in Narberth, Pennsylvania, operates seventeen full-service branch offices throughout southeastern Pennsylvania and New Jersey under the name Royal Bank America and five locations under the name Royal Asian Bank. Together, Royal Bank America and Royal Asian Bank, along with Royal’s other affiliates, offer a wide variety of products and services, including commercial real estate loans, asset based lending, structured financing, equipment leasing, equity/mezzanine lending, high-yielding CDs & MMAs and Internet Banking solutions at www.royalbankamerica.com and www.royalasianbank.com.